Exhibit 99.1

Atossa Genetics Announces Third Quarter 2018 Financial Results

And Provides Company Update

SEATTLE, November 13, 2018 -- Atossa Genetics Inc. (NASDAQ: ATOS), a clinical-stage biopharmaceutical company developing novel therapeutics and delivery methods to treat breast cancer and other breast conditions, today announced third quarter ended September 30, 2018 financial results and provided an update on recent company developments.

Steven C. Quay, Ph.D., MD, President and CEO commented, “We continue to make great progress with our clinical programs. We successfully achieved all objectives in our Phase 1 study of topical Endoxifen in men and are looking forward to advancing that program into a Phase 2 study to address gynecomastia in men being treated for prostate cancer. We also completed enrollment in the Phase 2 study of our topical Endoxifen to treat mammographic breast density,” added Dr. Quay.

Recent Corporate Developments

Atossa’s important recent developments include the following:

●	October 2018 – Completed enrollment in Phase 2 study of topical Endoxifen to treat mammographic breast density.

●	September 2018 – Reported that all objectives were achieved in our Phase 1 study of topical Endoxifen in men.

●	August 2018 - Contracted with a US-based additional manufacturer of Endoxifen.

●	July 2018 - Announced intraductal microcatheter immunoOncology pre-clinical program.

●	June 2018 – Appointed two additional prominent industry executives from Pfizer and the Belgium-based Flemish Institute of Biotechnology to strategic advisory board.

Q3 2018 Financial Results

For the three and nine months ended September 30, 2018 and 2017, we had no revenue and no associated cost of revenue.

Total operating expenses were approximately $3.3 million and $9.3 million for the three and nine months ended September 30, 2018, respectively, consisting of research and development (R&D) expenses of approximately $1.4 million and $3.4 million, respectively, and general and administrative (G&A) expenses of approximately $1.9 million and $6.0 million, respectively. Total operating expenses were approximately $2.1 million and $5.7 million for the three and nine months ended September 30, 2017, respectively, consisting of R&D expenses of $0.7 million and $2.1 million, respectively, and G&A expense of approximately $1.3 million and $3.5 million, respectively.

Total operating expenses for the three and nine months ended September 30, 2018 as compared to the same periods of 2017 increased approximately $1.3 million, or 61%, and increased $3.7 million, or 65%, respectively.

As of September 30, 2018, the Company had cash and cash equivalents and restricted cash of $13.0 million.

About Atossa Genetics

Atossa Genetics Inc., is a clinical-stage biopharmaceutical company developing novel therapeutics and delivery methods to treat breast cancer and other breast conditions. For more information, please visit www.atossagenetics.com.

Forward-Looking Statements

Forward-looking statements in this press release, which Atossa undertakes no obligation to update, are subject to risks and uncertainties that may cause actual results to differ materially from the anticipated or estimated future results, including the risks and uncertainties associated with any variation between preliminary and final clinical results, actions and inactions by the FDA, the outcome or timing of regulatory approvals needed by Atossa including those needed to commence studies, lower than anticipated rate of patient enrollment, estimated market size of drugs under development, the safety and efficacy of Atossa's products and services, performance of clinical research organizations and investigators, obstacles resulting from proprietary rights held by others with respect to fulvestrant, such as patent rights, potential market sizes for Atossa’s drugs under development and other risks detailed from time to time in Atossa's filings with the Securities and Exchange Commission, including without limitation its periodic reports on Form 10-K and 10-Q, each as amended and supplemented from time to time.

Atossa Genetics Company Contact:

Atossa Genetics Inc.

Kyle Guse

CFO and General Counsel

Office: 866 893-4927

kyle.guse@atossagenetics.com

Investor Relations Contact:

Scott Gordon

CorProminence LLC

377 Oak Street

Concourse 2

Garden City, NY 11530

Office: (516) 222-2560

scottg@corprominence.com

Source: Atossa Genetics Inc.

ATOSSA GENETICS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30,	December 31,
Assets	2018	2017
Current assets
Cash and cash equivalents	$12,935,587	$7,217,469
Restricted cash	55,000	55,000
Prepaid expenses	290,331	250,944
Research and development tax rebate receivable	480,495	358,277
Other current assets	161,530	16,344
Total current assets	13,922,943	7,898,034

Furniture and equipment, net	57,804	11,467
Intangible assets, net	55,107	75,686
Other assets	88,518	178,907
Total Assets	$14,124,372	$8,164,094

Liabilities and Stockholders' Equity

Current liabilities
Accounts payable	$550,704	$334,901
Accrued expenses	51,673	90,105
Payroll liabilities	706,150	784,867
Stock-based compensation liability	2,180,659
Other current liabilities	66,077	15,534
Total Current Liabilities	3,555,263	1,225,407

Commitments and contingencies
Stockholders' equity
Preferred stock - $0.001 par value; 10,000,000 shares authorized, consisting of Series A convertible preferred stock- $0.001 par value; 4,000 shares authorized, and 0 shares outstanding as of September 30, 2018 and December 31, 2017; Series B convertible preferred stock- $0.001 par value; 25,000 and 0 shares authorized, and 3,517 and 0 shares issued and outstanding as of September 30, 2018 and December 31, 2017, respectively	4
Additional paid-in capital- Series B convertible preferred stock	3,516,996
Common stock - $0.18 par value; 175,000,000 shares authorized, and 5,523,255 and 2,651,952 shares issued and outstanding, as of September 30, 2018 and December 31, 2017, respectively	994,175	477,342
Additional paid-in capital	80,811,088	71,887,674
Accumulated deficit	(74,753,154)	(65,426,329)
Total Stockholders' Equity	10,569,109	6,938,687

Total Liabilities and Stockholders' Equity	$14,124,372	$8,164,094

ATOSSA GENETICS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017

Operating Expenses
Research and development	$1,421,851	$742,450	$3,360,563	$2,110,846
General and administrative	1,888,119	1,313,477	5,966,504	3,544,935
Total operating expenses	3,309,970	2,055,927	9,327,067	5,655,781
Operating loss	(3,309,970)	(2,055,927)	(9,327,067)	(5,655,781)
Change in fair value of common stock warrants		(128,300)		(280,747)
Warrant financing expense				(192,817)
Other income (expense)	104	(283)	242	(208)
Loss before income taxes	(3,309,866)	(2,184,510)	(9,326,825)	(6,129,553)
Income taxes
Net loss	$(3,309,866)	$(2,184,510)	$(9,326,825)	$(6,129,553)
Deemed Dividend attributable to preferred stock			(11,479,308)	(2,568,132)
Net loss applicable to common shareholders	$(3,309,866)	$(2,184,510)	$(20,806,133)	$(8,697,685)
Loss per common share - basic and diluted	$(0.64)	$(2.11)	$(5.71)	$(13.23)
Weighted average shares outstanding - basic and diluted	5,183,492	1,034,262	3,645,682	657,184